Exhibit 99.1
S1 CORPORATION
Moderator: Paul Parrish
11-08-11/8:30 a.m. ET
Confirmation # 24384467

S1 CORPORATION
Moderator: Paul Parrish
November 8, 2011
8:30 a.m. ET

Operator:	Good morning. My name is (Carmen), and I will be your conference operator today.

At this time, I would like to welcome everyone to the S1 Corporation third quarter earnings conference call. Conducting today’s call will be Johann Dreyer, chief executive officer, and Paul Parrish, chief financial officer.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer period. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. Should anyone need assistance at any time during this conference, please press star, zero, and an operator will assist you. As a reminder, ladies and gentlemen, this conference is being recorded today, Tuesday, November 8th, 2011.

Thank you. I would now like to introduce Paul Parrish, CFO. Mr. Parrish, you may begin your conference.

Paul Parrish:	Thank you. And thank, evolution, for joining this morning. Before I hand the call over to Johann for his comments, I’d like to make sure that you have the Q3 2011 earnings call slides available, since we’ll be referring to them in our remarks today. Those slides are available in the Investor Relations section of our website at www.s1.com, under the About S1 tab.

S1 CORPORATION
Moderator: Paul Parrish
11-08-11/8:30 a.m. ET
Confirmation # 24384467

I’d also like to remind you that on today’s call we’ll be making forward-looking statements within the Safe Harbor provisions of the Private Securities Litigation Reform Act. These statements — these include statements with respect to any transaction with ACI, our financial condition, results of operations, adjusted EBITDA, revenue backlog, prospects and business, as well as other statements that are not historical facts. These statements are based on current beliefs, as well as our assumptions made using information currently available to us.

Because these statements reflect our current views concerning future events, they involve risk, uncertainties and assumptions. Therefore, actual results may differ significantly from the results discussed in the forward-looking statements. The risk factors included in our reports filed with the Securities and Exchange Commission provide examples of risk, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Except as provided by law, we undertake no obligation to update any forward-looking statement.

I’ll hand the call over to Johann.

Johann Dreyer:	Thank you, Paul.

Welcome, everyone, and thank you for joining us here today. Let me start off by saying that I’m very pleased with our solid results, despite the distractions during the quarter. Revenue was up significantly year over year. Adjusted EBITDA was up significantly year over year. We added nine new customers during this quarter, including a world top five bank for Internet banking, bringing the total of new customers to 26 for this year. So we’re continuing our market share growth momentum, and I view that as being very positive.

I would like to talk through earnings call slides that Paul mentioned. On slide two, please note the forward-looking statements and also that we are using non-GAAP measure information in this presentation, such as revenue backlog and sales bookings. The definition for these measures can be found in the appendix of the slide deck.

S1 CORPORATION
Moderator: Paul Parrish
11-08-11/8:30 a.m. ET
Confirmation # 24384467

Moving on towards slide three, the key themes. From the graph on the slide, you can see that revenue had 15 percent growth year over year, Q3 last year to Q3 this year. And if we exclude custom projects, this represents 23 percent year-over-year growth. So, very solid revenue growth.

Adjusted EBITDA we experienced 64 percent growth. And just note that, for the purposes of our definition of adjusted EBITDA, this excludes transaction costs related to both the ACI and the Fundtech transactions.

During the quarter, we entered into an agreement with ACI, pursuant to which ACI will acquire the company. We added nine new customers in the quarter. Sales bookings are down somewhat. As one would expect, the advancement of certain opportunities through our pipeline slowed with the public nature of the M&A activity in the third quarter, as certain prospects wanted to better understand the future direction of the company before making buying decisions.

However, I believe that our pipeline remains strong, and we believe that deal flow through the pipeline should pick back up as we are now able to speak to prospects with more certainty about the future.

The revenue backlog is (nicely up) by 15 percent year over year. And as far as the balance sheet is concerned, cash very strong. We ended the quarter with $88.1 million in cash and cash equivalents on the 30th of September.

Moving on to slide four, payments, the payments segment. A good performance by the payments segment. Sales bookings slightly down from the prior year, about 6 percent, again, for the same reason as I just mentioned. However, revenue backlog increased by 23 percent year over year, very positive trend there. And in this business, we added four new customers, including the second-largest retailer in Australia, the first time that we broke into a top-tier retailer in Australia, a leading provider of taxi payments also in Australia, a top 15 retailer in the U.K., and a processor in Brazil.

Revenue growth, obviously, up from $13.4 million Q3 last year to $18 million in Q3 this year, so very strong revenue growth. And on the EBITDA side, up from $2.2 million for the quarter to $3.5 million the Q3 this year.

S1 CORPORATION
Moderator: Paul Parrish
11-08-11/8:30 a.m. ET
Confirmation # 24384467

Moving on towards slide five, our large financial institution segment. Good revenue growth from 25$.4 million to $27.9 million year over year. If we exclude custom projects, however, that growth goes up from $17.8 million in Q3 last year to $23.1 million Q3 this year, which actually represents 30 percent growth year over year. Very, very strong performance on the revenue side.

Sales bookings, again, down somewhat, as I’ve previously explained. Revenue backlog, however, up 12 percent, revenue backlog excluding custom projects up 12 percent, so very pleased with that performance.

We added a top five world bank, a European-based top five world bank. And in terms of this bank, which bought our Internet banking solution, we have not recognized any revenue to date, and we have incurred costs of $1.9 million. We anticipate to start recognizing revenue from this customer in Q4 of this year.

We’ve continued cross-sales into our existing customer base. And we are pretty pleased with the performance of the segment.

Moving on towards slide six, the community financial institution segment, in this segment, again a quarter of profitability, and we’ve now had four quarters of profitability — consecutive quarters of profitability, very pleased with that. Prior in 2010, Q1, Q2 and Q3, we had negative EBITDA. And from Q4 last year, we moved into positive territory, and we’ve stayed in positive territory since that time. So pretty pleased about the performance in this segment.

Revenue up from $14.9 million to $15.6 million quarter over quarter. Remember that most of the revenue in the segment is fully (recurring revenue). We added four new customers in this segment. They’re all four Internet banking, and it’s one bank and three credit unions.

Our new platform rollout continues with its momentum. We now have over 290 instances on our new platform. This would be either for Internet banking, both retail and business, voice banking, or mobile banking.

S1 CORPORATION
Moderator: Paul Parrish
11-08-11/8:30 a.m. ET
Confirmation # 24384467

The conversions are rolling out according to plan. And we still anticipate additional investment costs to wind down during the remaining part of this year and into early next year.

We’re very happy about the way the project is shaping up. We continue to make progress on the migrations. This is a very unique product, and our customer and prospect continues to be very positive.

I will now hand the call over to Paul to review our financial results. Paul?

Paul Parrish:	Thanks, Johann.

Turning now to slide eight, our third quarter 2011 revenues increased $7.8 million, or 15 percent, to $61.5 million, as compared to the same period in 2010. Our software licenses revenue increased primarily due to the increase in the number of licenses recognized over the implementation period and increased license sales.

Our support and maintenance revenue was primarily impacted by continued growth in payments and banking large FI segments’ licensing activity. Our professional services revenue was primarily impacted by growth of project revenue due to increased bookings, reduced custom project revenue, and 2010 was negatively impacted by increases in the size and complexity of certain projects.

State Farm revenue during the third quarter 2011 totaled $3.1 million, as compared to $5.4 million during third quarter 2010. State Farm revenue represented 5 percent of our total revenue in Q3 2011 versus 10 percent of our total revenue in Q3 2010. We estimate revenue from State Farm to be approximately $16 million to $17 million for this year. Revenue from our other custom projects total $1.8 million in the third quarter of 2011, as compared to $2.2 million in Q3 2010.

Now turning to slide nine, payment segment revenue increased primarily from software licenses recognized over the implementation period and upon delivery. Support and maintenance revenue reflects the continued growth in software licensing activity.

S1 CORPORATION
Moderator: Paul Parrish
11-08-11/8:30 a.m. ET
Confirmation # 24384467

Professional services revenue increased mainly from project growth due to increased bookings, and Q3 2010 was negatively impacted by increases in the size and complexity of certain projects.

The banking large FI segment revenue increased primarily from software licenses due to increased licenses internationally. Banking large FI professional services revenue increased from project growth in the U.S. due to increased bookings reduced by a $1.4 million decline in State Farm and a $0.6 million decline from our international customer.

Banking community FI segment revenue increased largely due to the revenue increase from our credit union business, the PM Systems company we purchased.

Turning to slide 10, our segment operating income or loss primarily reflects revenue growth less impact of the following — an increase in the professional services and support personnel in the payments and banking large FI segments, a $1.9 million loss for excess costs over estimated revenue in connection with a product investment for a customer in the banking large FI segment, an increase in hosting costs in the banking community FI segment due to growth in the credit union business, partially offset by reduced costs relating to the segment’s new platform, a $2.1 million increase in total stock-based compensation expense in Q3 2011 compared to Q3 2010, $3 million in total expenses in Q3 2011 related to ACI and Fundtech transactions, and a $1.7 million increase in total variable cash incentives in Q3 2011 compared to Q3 2010.

Now turning to slide 11, net income in the third quarter of 2011 was $8 million, as compared to net income of $900,000 in third quarter 2010. Diluted income per share was 14 cents per share in third quarter 2011 versus diluted income of 2 cents per share in the same period in 2010.

Interest and other income net in third quarter 2011 were primarily impacted by the receipt of $11.9 million fee associated with the termination of the Fundtech merger agreement. At the end of the third quarter 2011, S1 has approximately $223 million of domestic NOLs, which are fully reserved.

S1 CORPORATION
Moderator: Paul Parrish
11-08-11/8:30 a.m. ET
Confirmation # 24384467

Now turning to slide 12, cash and cash equivalents were $88.1 million at the end of the third quarter 2011. Cash flows from operating activities were $12.9 million in the third quarter of 2011, which resulted primarily from adjusted EBITDA of $5.9 million, the receipt of $11.9 million fee associated with the termination of the Fundtech merger agreement, less cost of $3 million related to the ACI and Fundtech transactions.

Capital expenditures were $3.1 million in the third quarter of 2011. Cash provided by financing activities generated primarily for proceeds from exercise of employee stock options.

And with that, I turn it back over to Johann for his closing comments.

Johann Dreyer:	Thank you, Paul.

In closing, I would like to note the following. We are very pleased with the Q3 performance, despite the distractions during the quarter. Our staff has done a superb job remaining focused on our customers. I have to compliment them on this. We continue to see very good sales opportunities in the marketplace. The foundation of the company is sound, providing a platform for growth. Our product set is very competitive, and we continue to add new customers, nine this quarter, 26 this year. In other words, we have market share growth momentum behind us. We are working diligently to close the ACI transaction as quickly as possible. And we are feeling confident in reaffirming our full-year guidance of revenue of $240 million to $250 million and adjusted EBITDA of $27 million to $31 million.

Operator, at this time, we will open up for questions.

Operator:	And at this time, I would like to remind everyone, if you do have a question, please press star, then the number one on your telephone keypad. To withdraw your question, please press the pound key. One moment while we compile the Q&A roster.

And your first question comes from the line of (John Craft) with (BA Davidson).

S1 CORPORATION
Moderator: Paul Parrish
11-08-11/8:30 a.m. ET
Confirmation # 24384467

(John Craft):	Hey, Johann. Hey, Paul.

Johann Dreyer:	Hi, (John). How are you doing?

(John Craft):	Good. Hey, just a few follow-ups here. I missed something that you said, Johann, and in specific regard to the community bank segment. It ticked down sequentially, and I thought you mentioned something about recurring revenue. I guess in light of being finished with all the attrition, I guess I was curious why that might have been sequentially down?

Johann Dreyer:	The — let me just get back to the — remember, (John), that in — there is some variability in that segment, in that we report our branch division as part of that. And there’s some lumpiness on the brand side. They had some significant sales in the first part of this year that was not repeated in Q3. But apart from the branch segment, the Internet side is total, you know, 90 percent plus recurring revenue.

(John Craft):	OK. And then, as far as the success that you’re having in Australia and, I guess, the opportunities there, are those predominantly greenfield or are those competitive takeaways in the market there?

Johann Dreyer:	The second-largest retailer is a competitive takeaway. The other opportunities were more greenfields.

(John Craft):	OK. And then just lastly, the custom projects, is that — those are still expected to be all rolled up, finished up this 2011?

Johann Dreyer:	Most certainly, the State Farm part of custom projects, there will be a small continuation outside of State Farm.

(John Craft):	OK. That’s all I’ve got. Congratulations on everything.

Johann Dreyer:	Thanks, (John).

Operator:	And your next question comes from the line of Wayne Johnson with Raymond James.

S1 CORPORATION
Moderator: Paul Parrish
11-08-11/8:30 a.m. ET
Confirmation # 24384467

Wayne Johnson:	Hi, good morning. Just a couple of housekeeping items here. Just to confirm, so State Farm is going to go away completely in the fourth quarter. Is that all the way into December? Or does it — will it end before that, like in November — this month?

Paul Parrish:	It continues to the end of December.

Wayne Johnson:	And then it drops off completely to zero? Is that correct?

Paul Parrish:	That’s correct.

Wayne Johnson:	OK. And then on the new platform rollout, if you could just remind me, where in the process are we? On the slides, you mentioned 290 instances, and that’s great. How many more are there to go?

Johann Dreyer:	Wayne, our target was to have two-thirds of our revenue converted by the end of this year, which, you know, encapsulates all our larger customers. And the rest — you know, there are some people that’s not ready to move at this point and so forth, and we’re right on target with that.

Wayne Johnson:	OK, great. And then on the Internet banking wins, kudos on the success there. Just out of curiosity, in the top five World Bank that’s based in Europe, was that a competitive takeaway? Was that versus an in-house system? Could you explain a little bit more about the dynamics there, about, you know, why S1 was chosen?

Johann Dreyer:	Wayne, I believe — and I’m talking under correction here — but I believe that that was an in-house system that we’re replacing.

Wayne Johnson:	OK, great. Well, terrific. Well, congratulations.

Johann Dreyer:	Thank you.

Operator:	Your next question comes from the line of (Brett Huff) with (Stevens Inc.)

(John Campbell):	Hey, guys. This is actually (John Campbell) on the call this morning for (Brett). Congratulations on a nice quarter.

S1 CORPORATION
Moderator: Paul Parrish
11-08-11/8:30 a.m. ET
Confirmation # 24384467

Paul Parrish:	Thank you.

Johann Dreyer:	Thanks, (John).

(John Campbell):	If you guys could maybe give us a little detail on the $1.9 million loss for excess costs in the — I guess it was due to the project in the banking large FI segment. And it’s — maybe there’s other projects that stand (to risk) from this, short and medium term?

Paul Parrish:	It was our investment that we’re making in our new product. And in connection with the sale to a customer, we committed to roll that to them. And when you do that, you turn your product investment into costs for that one customer. But this ultimately would benefit future sales across our platform. So it turned into one cost for one customer, because we committed to it, but it’s going to benefit others and generate more revenues down the road. And we haven’t taken any revenue from this customer, waiting for that to be delivered to the customer.

(John Campbell):	OK. Thanks. And then one last question. Can you guys maybe give us some detail on what you’re seeing by U.S. — or what you’re seeing maybe by card type in the U.S.? It seems like we’re seeing some pretty positive stats over the quarter, as far as credit and debit transaction and volume trends. It looks like they’re kind of in the high-single- to low-double-digit range. Can you guys kind of maybe share what you’re seeing by card type in the U.S.?

Johann Dreyer:	(John), in general terms, we see a pipeline being — you know, we always (lag that) obviously a little bit. That’s often a leading indicator. But our pipelines are pretty solid. And that’s usually a good indication. So I would probably cautiously confirm what you’re seeing.

(John Campbell):	OK. Thanks. And I wish you guys the best for the rest of the year. Thanks.

Johann Dreyer:	Thanks, (John).

Operator:	There are no further questions at this time. We will turn the call back to Johann Dreyer for any concluding remarks.

S1 CORPORATION
Moderator: Paul Parrish
11-08-11/8:30 a.m. ET
Confirmation # 24384467

(John Campbell):	Thank you, Operator.

So in closing from my side, just a few items. Revenue and adjusted EBITDA were up significantly year over year. We are growing and have momentum behind us. We are focused on closing the ACI transaction as soon as possible. I believe that this will create a leading global payments company.

And then finally, I would like to thank all our customers for trusting us with their business. I would like to thank our shareholders for trusting this management team with their money. I would like to thank all our partners for the way that they have worked with us. I would like to thank my executive team that took a challenged business five years ago and turned it around with focus, drive, and enthusiasm.

And the most of all, I would like to thank all our employees for their professionalism, their dedication, and their friendship. Your efforts are all much appreciated.

And with that, I would like to thank you for joining the call, and goodbye.

Operator:	Thank you for participating in today’s conference. You may now disconnect.
END

S1 CORPORATION
Moderator: Paul Parrish
11-08-11/8:30 a.m. ET
Confirmation # 24384467

Additional Information and Where to Find It
S1 Corporation has filed a Solicitation/Recommendation Statement on Schedule 14D-9, as amended, with the SEC. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THAT STATEMENT AND OTHER MATERIALS FILED WITH THE SEC BY S1 BECAUSE THEY CONTAIN IMPORTANT INFORMATION. S1 stockholders and other interested parties may obtain, free of charge, copies of S1’s Schedule 14D-9, as amended, and other documents filed by S1 with the SEC at the SEC’s website at http://www.sec.gov. In addition free copies of the documents filed by S1 with the SEC with respect to the exchange offer may be obtained by contacting S1’s Investor Relations at (404) 923-3500 or by accessing S1’s investor relations website at www.s1.com.